EXHIBIT 10.1

Unico American Corporation

26050 Mureau Road

Calabasas, California 91302

August 10, 2020

Cary L. Cheldin

26050 Mureau Road

Calabasas, CA 91302

Re: Acceptance of Resignation and Award of Retirement Package

Mr. Cheldin:

The board of directors (the “Board”) of Unico American Corporation, a Nevada corporation (the “Company”) understands that should you determine to resign from your positions as Chairman of the Board, member of the Board and President and Chief Executive Officer of the Company and its affiliates and subsidiaries, including leaving in all capacities of employment, agency or obligation in connection with your retirement, this resignation shall be effective as of August 10, 2020 (the “Effective Date”). The Board will accept your resignation as Chairman of the Board, member of the Board and President and Chief Executive Officer of the Company and its affiliates and subsidiaries, including leaving in all capacities of employment, agent or obligation effective as of the Effective Date.

With appreciation for your service to the Board in your role as Chairman for over a decade, in consideration of, and contingent upon, your resignation and in recognition of the additional decades of service to the Company you have provided in various roles, the Board shall provide you with a retirement package, on the terms set forth in Exhibit A hereto (the “Retirement Package”) and you, in consideration of the payments and benefits provided for under the Retirement Package, will agree that the Employment Agreement, dated as of March 17, 2015, by and between Unico American Corporation and Cary L. Cheldin, as amended (the “Employment Agreement”), except as to those provisions which expressly survive termination or expiration will be terminated and you shall not be entitled to receive any compensation or benefits under the Employment Agreement or otherwise, except as provided in the Retirement Package.

You further agree that during the twenty trading day period ending on and including March 31, 2021, you will not offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or publicly disclose the intention to make any offer, sale, pledge or disposition of, any shares of the Company’s common stock or securities convertible into or exercisable or exchangeable for the Company’s common stock in an open market transaction.

Should you have any questions or concerns regarding the Retirement Package, please do not hesitate to contact me at (805) 630-1248. The Board wishes you best of luck in your retirement and in connection with your future endeavors.

[Signature page follows]

Sincerely,

Unico American Corporation

By: /s/ Ron Closser_______________________
Name: Ron Closser
Title: Authorized Signatory on behalf of the Board of Directors

AGREED AND ACCEPTED

By: /s/ Cary L. Cheldin

Name: Cary L. Cheldin

EXHIBIT A

Terms of Retirement Package

In connection with Mr. Cheldin’s resignation as Chairman of the Board, member of the Board and President and Chief Executive Officer of the Company and its affiliates and subsidiaries, the Company hereby agrees to and shall provide Mr. Cheldin a retirement package on the terms set forth herein.

1.	The Company shall pay to Mr. Cheldin without offset, setoff or deduction (except for tax deductions as required by law) the following:

a.	an amount in cash equal to all accrued and unpaid salary and other compensation, including accrued, but unused vacation, incurred prior to the Effective Date and any unreimbursed business expenses; such amounts to be paid within three (3) business days of the Effective Date; and

b.	an amount in cash equal to $54,000; such amount to be paid within five (5) business days of the Effective Date.

2.	In addition, provided that Mr. Cheldin executes a general release in the form attached hereto as Schedule A within thirty (30) days of the Effective Date, and does not in the seven (7) days thereafter revoke such general release, the Company shall pay to and provide to Mr. Cheldin, without offset, setoff or deduction (except for tax deductions as required by law) the following payments and benefits:

a.	an amount in cash equal to $993,000; payable within forty-five (45) days of the Effective Date;

b.	an amount equal to $27,583.33, payable within forty-five (45) days of the Effective Date;

c.	an amount in cash equal to $162,000; payable within forty-five days of the Effective Date;

d.	an amount in cash equivalent to reimburse Mr. Cheldin for the cost of purchasing health, disability and life insurance, at the same levels as provided by the Company as of the Effective Date for the three year and one month period following the Effective Date; such reimbursements, including any tax costs to Mr. Cheldin associated with the above reimbursements, shall be made to Mr. Cheldin on a monthly basis; and

e.	an amount in cash equal to $25,200 for reimbursement of certain pension benefits owed to Mr. Cheldin; payable within forty-five (45) days of the Effective Date.

3.	The Company agrees that Mr. Cheldin has the option, exercisable on or before thirty (30) days after the Effective Date, to require the Company to purchase all shares of common stock of the Company held by Mr. Cheldin, as of the Effective Date, for a purchase price of $5.00 per share. In the event that Mr. Cheldin exercises such option, the Company shall be obligated to purchase all of Mr. Cheldin’s shares within thirty (30) days of receiving notice of his exercise thereof. The Company has the right to substitute a third party purchaser for the Company’s obligation to purchase all or a portion of Mr. Cheldin’s shares, at the sole discretion of the Company.

4.	Mr. Cheldin shall have the right to remove his personal property from the Company’s premises within sixty (60) days from the Effective Date.

5.	The Company following the Board meeting on August 10, 2020, may issue a press release in the form of Schedule B annexed hereto. No press release relating to the resignation of Cary Cheldin shall be issued by the Company without the prior written approval of Mr. Cheldin.

6.	Mr. Cheldin shall have fifteen (15) days following the Effective Date to submit an expense reimbursement claim for payment, which reimbursement will be paid within three (3) business days of receipt of the claim.

7.	To the fullest extent permitted under the law, the Company shall indemnify Mr. Cheldin, if Mr. Cheldin is made a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Mr. Cheldin is or was an employee, officer or director of the Company or any affiliate of the Company, in which capacity Mr. Cheldin is or was serving the Company, against any and all liabilities, costs, expenses (including reasonable attorneys’ fees and costs), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding. In the case of any claim, the Company shall advance reasonable costs of defense (including reasonable attorneys’ fees) provided that Mr. Cheldin agrees to repay such advances if it is finally determined that Mr. Cheldin was not entitled to indemnification with respect to such claim. This Section 7 shall not limit in any way Mr. Cheldin’s rights under any agreement relating specifically to indemnification or under applicable law.